Exhibit 99.2

BitNile Holdings’ Subsidiary, TurnOnGreen, Acquired by Another Subsidiary, Imperalis Holding Corp., Creating a Separate, Publicly Traded EV Charging and Power Solutions Company

BitNile to Distribute to its Stockholders Approximately 140 Million Shares and Warrants to Purchase an Equal Number of Shares of TurnOnGreen

Las Vegas, NV, September 6, 2022 – BitNile Holdings, Inc. (NYSE American: NILE), a diversified holding company (“BitNile” or the “Company”), announced a divestiture of the Company’s subsidiary, TurnOnGreen, Inc. (“TurnOnGreen”), an electric vehicle (“EV”) charging and power solutions company, to Imperalis Holding Corp. (OTC Pink: IMHC) (“Imperalis”), a publicly traded subsidiary of BitNile. Completing this transaction constitutes a significant step in BitNile’s planned distribution of TurnOnGreen’s securities to its stockholders.

Today TurnOnGreen closed upon the securities purchase agreement with Imperalis, whereby Imperalis acquired all of the outstanding shares of common stock of TurnOnGreen from BitNile (the “Acquisition”). As a result of the Acquisition, TurnOnGreen became a subsidiary of Imperalis.

As part of the Acquisition, BitNile eliminated all of the intercompany accounts between itself and TurnOnGreen evidencing historical equity investments made by BitNile in the approximate amount of $36,000,000, and Imperalis issued BitNile 25,000 shares of Series A Preferred Stock, with each such share having a stated value of $1,000. The Series A Preferred Stock has an aggregate liquidation preference of $25 million, is convertible into shares of Imperalis common stock at BitNile’s option, is redeemable by BitNile, and entitles BitNile to vote with the common stock on an as-converted basis.

Imperalis, which intends to change its name to TurnOnGreen as soon as practicable, will operate through TurnOnGreen’s two subsidiaries, TOG Technologies Inc. and Digital Power Corporation. Imperalis intends to dissolve its remaining dormant subsidiary. Now that the Acquisition is completed, BitNile will assist TurnOnGreen in pursuing an uplisting to the Nasdaq Capital Market, subject to Nasdaq’s seasoning rules and other criteria for listing.

The Company anticipates setting a record date soon whereby stockholders of BitNile will receive a dividend of securities of TurnOnGreen. BitNile expects to distribute to BitNile’s stockholders approximately 140 million shares of TurnOnGreen common stock and warrants to purchase an additional 140 million shares of TurnOnGreen common stock, subject to regulatory approval and compliance with US federal securities laws. The Company plans to cause Imperalis to apply to have the warrants publicly traded.

Milton “Todd” Ault, III, the Company’s Executive Chairman, stated, “We are excited to close the acquisition of TurnOnGreen by Imperalis, resulting in TurnOnGreen becoming a publicly traded company. TurnOnGreen is dedicated to enabling the electrification of American vehicles and its participation in reshaping the nation’s infrastructure to support green technology. We believe this transaction, creating a pureplay public company focused on EV chargers and power solutions, will be accretive in value for our stockholders.”

Upon the closing of the Acquisition, Imperalis appointed Amos Kohn as its Chief Executive Officer and the Charmain of its Board and as a member of its board of directors, as well as appointed Marcus Charuvastra as the President of Imperalis.

“We look forward to leveraging the public markets to drive the development and distribution of TurnOnGreen’s innovative technology,” said Amos Kohn, CEO of Imperalis. “TurnOnGreen has a team of experienced professionals, and we look forward to the planned distribution whereby stockholders of BitNile will become stockholders of TurnOnGreen. Together, we will continue the journey to deliver on the vision of making green energy technology a part of everyday life.”

Update Call

The Company will host a conference call at 2:00 PM Pacific Time on Tuesday, September 6, 2022, to provide a summary on the completed Acquisition of TurnOnGreen by Imperalis and the planned distribution of securities to BitNile’s stockholders. The update call will be open to the public. Stockholders, investors, and interested parties who would like to participate in the webcast should use the following link to register in advance. Registration link: https://us06web.zoom.us/webinar/register/WN_qqYTeE06SbCyIIgYF5QV7A

Please direct any questions regarding obtaining access to the conference call to BitNile via e-mail, at IR@BitNile.com, or by calling 1-888-753-2235.

For more information on TurnOnGreen’s product line, please visit www.TurnOnGreen.com.

For more information on BitNile Holdings and its subsidiaries, BitNile recommends that stockholders, investors, and any other interested parties read BitNile’s public filings and press releases available under the Investor Relations section at www.BitNile.com or available at www.sec.gov.

This announcement is for information purposes only and is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy any securities in the United States or any other jurisdiction in which such offer, solicitation or sale would be unlawful.

About BitNile Holdings, Inc.

BitNile Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, BitNile owns and operates a data center at which it mines Bitcoin and provides mission-critical products that support a diverse range of industries, including oil exploration, defense/aerospace, industrial, automotive, medical/biopharma, karaoke audio equipment, hotel operations and textiles. In addition, BitNile extends credit to select entrepreneurial businesses through a licensed lending subsidiary. BitNile’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141; www.BitNile.com.

About TurnOnGreen, Inc.

TurnOnGreen Inc. designs and manufactures innovative, feature-rich, and top-quality power products for mission-critical applications, lifesaving and sustaining applications spanning multiple sectors in the harshest environments. The diverse markets we serve include defense and aerospace, medical and healthcare, industrial, telecommunications and e-Mobility. TurnOnGreen brings decades of experience to every project, working with our clients to develop leading-edge products to meet a wide range of needs. TurnOnGreen’s headquarters are located at Milpitas, CA; www.turnongreen.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.BitNile.com.

Contacts:

IR@BitNile.com or 1-888-753-2235